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                                                                      EXHIBIT 10


                                   AGREEMENT
                                   ---------


    AGREEMENT, dated as of June 9, 1994 between Merck & Co., Inc., a New Jersey

Corporation (the "Company"), and Raymond V. Gilmartin (the "Employee").

    The Company and Employee desire to enter into an arrangement under which

Employee will serve the Company in the capacities of a director, Chairman of the Board of Directors, President and Chief Executive Officer and they agree as follows:


Section 1.  Term and Capacity of Employment
            -------------------------------

    (a)  The Company and Employee agree that Employee shall be employed by the

Company for a period commencing on June 16, 1994 and ending October 31, 1999

(the "Employment Period"), under the terms set forth in this Agreement.

Employee shall be elected a Director, President and Chief Executive Officer of the Company effective June 16, 1994 and Chairman of the Board of Directors of

the Company effective November 1, 1994.

    (b)  Employee shall have the powers, responsibilities and authorities of

President, Chief Executive Officer and Chairman of the Board of Directors of

the Company as established by custom and practice.  He shall not, without the consent of the Board of Directors, engage, directly or indirectly, in any other business for compensation or profit except that he may, with the approval of the Board of Directors, serve as a director of any other

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Company which is not considered to be in competition with the Company and he may receive compensation therefor.


Section 2.  Cash Compensation
            -----------------

    (a)  As compensation for Employee's services under this Agreement, the

Company shall pay Employee a salary, commencing on June 16, 1994, at the rate of $1,000,000 per year (or at such higher rate as the Board of Directors may from time-to-time determine), payable in equal monthly installments.

    (b)  As further compensation, Employee shall be eligible for an annual award under the Executive Incentive Plan of the Company ("EIP") or any plan which is a successor to EIP.  The award payable to Employee on account of service in calendar year 1994 shall be at least $1,000,000, less any annual bonus paid by his predecessor employer for that calendar year.


Section 3.  Equity Awards
            -------------

    (a)  In recognition of the forfeiture by Employee of common stock ownership rights provided by his predecessor employer, Employee shall be granted, on June

16, 1994, an award under the Company's Incentive Stock Plan ("ISP") of 25,000 shares of Restricted Common Stock of the Company which shall vest on the fifth anniversary of such grant.

    (b)  On June 16, 1994, Employee shall be granted under ISP a non-qualified option priced at market value on the date of grant as determined under such

Plan.  Such option shall cover 500,000

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shares of Common Stock of the Company and shall vest on the fifth anniversary of such grant.  On February 28, 1995, Employee shall be granted a non-qualified option under ISP covering 180,000 shares of Common Stock of the Company at market value on such date as determined under such Plan.  Such option shall vest on the fifth anniversary of such grant.  In the event of Employee's death or total disability (as defined in the Company's Long-Term Disability Plan),

the vesting of both such options shall be accelerated to the date of such death or total disability.  Such options shall be exercisable for a period of five years following vesting (three years in the event of death).

    (c)  After 1995 and during the Employment Period, Employee shall be entitled to an annual stock option grant as determined by the Board of

Directors of the Company.


Section 4.  Retirement Benefits
            -------------------

    (a)  Upon termination of Employee's employment for any reason other than as set forth in Section 6(b) hereof, the Company shall pay a retirement benefit

(or death benefit) to Employee (or his survivor) as determined under the

Retirement Plan for Salaried Employees of Merck & Co., Inc. and the

Supplemental Retirement Plan (the "Plans") pursuant to the terms of the Plans

(net after offsetting retirement benefits payable by his predecessor employer).

The Plans are defined benefit plans based on a formula which includes the average of the highest consecutive five years of salary and bonus during the ten years
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prior to retirement.  In determining benefits payable under such Plans, (1)

Employee's Credited Service shall equal his Credited Service under the Plans plus 28 years, (2) Employee's final average compensation shall include compensation from his predecessor employer if termination occurs during the term of this Agreement, and (3) the percentage multiple used in the formula for benefit calculation shall be 1.6%.


    (b)  If Employee's employment is terminated pursuant to Section 6(b)

hereof, he shall be entitled to the greater of (i) the retirement benefit payable under the Plans pursuant to the terms thereof or (ii) the retirement benefit to which he would have been entitled under the retirement plan of his predecessor employer on June 15, 1994 assuming he had reached the earliest retirement age on such date.  Such benefit shall be net after offsetting retirement benefits payable by his predecessor employer.


Section 5.  Participation in Other Benefit Plans
            ------------------------------------

    While employed by the Company, Employee shall be entitled to participate in each of the Company's employee benefit plans for its salaried employees on a basis comparable to the Company's other most senior executives.  It is anticipated that Employee shall incur expenses necessary to the discharge of his duties hereunder, and the Company shall reimburse Employee for those expenses, in accordance with its established policies and such

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other arrangements as may be approved by the Company from time-to-time.


Section 6.  Early Termination
            -----------------

    (a)  Either Employee or the Company may terminate Employee's employment hereunder prior to the end of the Employment Period.

    (b)  If Employee's employment is terminated by the Company for "Gross

Cause" or is terminated by Employee without "Good Cause", he shall forfeit any of his Equity Awards granted under Section 3 hereof which is not vested on the date of such termination and the payment of all Cash Compensation and any benefit entitlement under Section 5 hereof shall cease on the date of such termination.  Retirement benefits shall be payable pursuant to Section 4(b)

hereof.  "Gross Cause" shall mean (i) Employee's conviction of a felony or (ii)

Employee's willful gross neglect or willful gross misconduct in carrying out

Employee's duties resulting, in either case, in material economic harm to the

Company, unless Employee believed in good faith that such act or non-act was in the best interests of the Company.  "Good Cause" shall mean termination of

Employee's employment at the initiative of Employee within six months following

(i) any act or failure to act by the Board of Directors of the Company which would cause Employee (A) to not be elected to the office of Chairman of the

Board of Directors on a date on or before November 1, 1994; (B) to be removed from the office of President and Chief Executive Officer or the office of

Chairman of the

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Board of Directors on a date earlier than the end of the Employment Period, or

(C) to not be nominated for election as a director by the shareholders of the

Company at any meeting of shareholders of the Company held for that purpose on a date earlier than the end of the Employment Period; (ii) any significant diminution in the powers, responsibilities and authorities described in Section

1(b) of this Agreement without the consent of Employee; (iii) the failure of the Company to obtain in writing the assumption of its obligation to perform this Agreement by any successor, prior to or concurrent with a merger,

consolidation, sale or similar transaction; and (iv) any material breach of this Agreement by the Company which is unremedied after notice by Employee.

    (c)  If Employee's employment is terminated by the Company without "Gross

Cause" or by the Employee with "Good Cause", then Employee is entitled to receive the Cash Compensation set forth in Section 2 hereof for a period of two years from the date of termination of employment.  For such two-year period,

Credited Service for retirement purposes will continue to accrue and employee benefits under Section 5 will continue to be payable.  The restricted stock grant and stock option grant made on June 16, 1994 shall immediately vest on the date of such termination of employment.  Such two-year period will be considered a period of employment for purposes of determining the vesting of any other stock option grant.

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Section 7.  Resolution of Disputes
            ----------------------

    Any disputes arising under or in connection with this Agreement shall be resolved by arbitration before a panel of three arbitrators in accordance with the rules and procedures of the American Arbitration Association.  All costs,

fees and expenses of any arbitration (including reasonable fees and expenses of

Employee's counsel) in connection with this Agreement that results in any decision requiring the Company to make any payment or provide any benefit to

Employee shall be borne by, and be the obligation of, the Company.  Judgment on an award rendered by the arbitrators may be entered in any court having jurisdiction thereof.


Section 8.  Survivorship
            ------------

    The respective rights and obligations of the parties hereunder shall survive any termination of Employee's employment to the extent necessary to the intended preservation of such rights and obligations.


Section 9.  Entire Agreement, Governing Law
            -------------------------------

    (a)  This Agreement embodies the entire agreement of the parties hereto,

and it may be modified only by an agreement in writing signed by both parties.

    (b)  This Agreement shall be interpreted and governed by the laws of the

State of New York without reference to principles of conflict of laws.

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    (c)  This Agreement may not be amended or modified except by a written agreement executed by Employee and the Company.


Section 10.  Undertaking by Company in Case of Sale or Liquidation of Assets
             ---------------------------------------------------------------

    The Company agrees that, in the event of the sale or liquidation of all or substantially all of the assets of the Company, it shall take whatever action it legally can in order to cause the assignee or transferee of such assets expressly to assume the liabilities, obligations and duties of the Company hereunder.



    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          MERCK & CO., INC.


                                          By /s/ H. Brewster Atwater, Jr.
                                             -----------------------------
                                             H. BREWSTER ATWATER, JR.
                                             Director and Chairman
                                             of the Compensation &
                                             Benefits Committee



                                          EMPLOYEE


                                             /s/ Raymond V. Gilmartin
                                             -----------------------------
                                             RAYMOND V. GILMARTIN